CUSIP: 48245ABB6 ISIN: US48245ABB61	Filed pursuant to Rule 433 Registration No. 333-141868 (Relating to Prospectus Supplement dated April 9, 2007 and Prospectus dated April 9, 2007)
KFW US MTN
FINAL TERM SHEET
Dated June 15, 2007

Issuer: KfW	Title of Securities: USD 300,000,000 Zero Coupon Callable Notes due June 22, 2037

Aggregate Principal Amount: USD 300,000,000	Interest Rate: N/A

Original Issue Date: June 22, 2007	Maturity Date: June 22, 2037

Interest Commencement Date: June 22, 2007	Final Redemption Price: 100%

Payments:
First Interest Payment Date: N/A Interest Payment Date(s): N/A
Redemption: ☒ Yes ☐ No
Redemption Commencement Date (as provided in para. 3 of §7 of the Conditions):
Redemption Date(s) (as provided in para. 2 of §7 of the Conditions): June 22, 2012 and semi-annually thereafter (each December 22 and June 22)
Minimum Redemption Notice Period: 10 Business Days
Redemption Price (expressed as a percentage of the Aggregate Principal Amount to be redeemed): According to attached Accretion Schedule
Repayment: ☐ Yes ☒ No
Repayment Date(s): Minimum Repayment Notice Period: Repayment Price (expressed as a percentage of the Aggregate Principal Amount to be repaid):
Specified Currency: U.S. dollars for all payments unless otherwise specified below:
Payments of principal and any premium: Payments of interest: Authorized Denomination: USD 1,000 Exchange Rate Agent:
Original Issue Discount Note (“OID”): ☒ Yes ☐ No
Total Amount of OID: Yield to Maturity: 7.0% per annum, accreting semi-annually Initial Accrual Period OID:
Day Count Fraction: 30/360 (as provided in para. 2 of §3 of the Conditions)

Business Day Convention:	Following Business Day Convention; no adjustment of interest (as provided in para. “Payments due on a Business Day” of §5 of the Conditions);

Other Terms of Notes: Accretion Schedule:

		Redemption Price
		(percentage of Aggregate
Redemption Date	Amount (USD)	Principle Amount)
June 22, 2012	53,716,012.36	17.905337453%
Dec 22, 2012	55,596,072.79	18.532024264%
June 22, 2013	57,541,935.34	19.180645113%
Dec 22, 2013	59,555,903.08	19.851967692%
June 22, 2014	61,640,359.68	20.546786561%
Dec 22, 2014	63,797,772.27	21.265924091%
June 22, 2015	66,030,694.30	22.010231434%
Dec 22, 2015	68,341,768.60	22.780589534%
June 22, 2016	70,733,730.50	23.577910168%
Dec 22, 2016	73,209,411.07	24.403137024%
June 22, 2017	75,771,740.46	25.257246819%
Dec 22, 2017	78,423,751.37	26.141250458%
June 22, 2018	81,168,582.67	27.056194224%
Dec 22, 2018	84,009,483.07	28.003161022%
June 22, 2019	86,949,814.97	28.983271658%
Dec 22, 2019	89,993,058.50	29.997686166%
June 22, 2020	93,142,815.54	31.047605182%
Dec 22, 2020	96,402,814.09	32.134271363%
June 22, 2021	99,776,912.58	33.258970861%
Dec 22, 2021	103,269,104.52	34.423034841%
June 22, 2022	106,883,523.18	35.627841060%
Dec 22, 2022	110,624,446.49	36.874815497%
June 22, 2023	114,496,302.12	38.165434040%
Dec 22, 2023	118,503,672.69	39.501224231%
June 22, 2024	122,651,301.24	40.883767079%
Dec 22, 2024	126,944,096.78	42.314698927%
June 22, 2025	131,387,140.17	43.795713389%
Dec 22, 2025	135,985,690.07	45.328563358%
June 22, 2026	140,745,189.23	46.915063076%
Dec 22, 2026	145,671,270.85	48.557090283%
June 22, 2027	150,769,765.33	50.256588443%
Dec 22, 2027	156,046,707.12	52.015569039%
June 22, 2028	161,508,341.87	53.836113955%
Dec 22, 2028	167,161,133.83	55.720377943%
June 22, 2029	173,011,773.51	57.670591171%
Dec 22, 2029	179,067,185.59	59.689061862%
June 22, 2030	185,334,537.08	61.778179028%
Dec 22, 2030	191,821,245.88	63.940415294%
June 22, 2031	198,534,989.49	66.178329829%
Dec 22, 2031	205,483,714.12	68.494571373%
June 22, 2032	212,675,644.11	70.891881371%
Dec 22, 2032	220,119,291.66	73.373097219%
June 22, 2033	227,823,466.86	75.941155622%
Dec 22, 2033	235,797,288.21	78.599096068%
June 22, 2034	244,050,193.29	81.350064431%
Dec 22, 2034	252,591,950.06	84.197316686%
June 22, 2035	261,432,668.31	87.144222770%
Dec 22, 2035	270,582,811.70	90.194270567%

		Redemption Price
		(percentage of Aggregate
Redemption Date	Amount (USD)	Principle Amount)
June 22, 2036	280,053,210.11	93.351070037%
Dec 22, 2036	289,855,072.46	96.618357488%
Maturity Date	300,000,000.00	100.000000000%
Price to Public: 12.693430586%, plus accrued interest, if any, from June 22, 2007.
Dealer: Deutsche Bank Securities Inc.
     Terms left blank or marked “N/A,” “No,” “None” or in a similar manner shall not apply to the issue of Notes except as may otherwise be specified.
     The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, any dealer participating in the offering will arrange to send you the prospectus, which you may request by calling toll-free 1(800) 503-4611.
Prospectus Supplement and Prospectus

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